Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) the undersigned hereby agree to the joint filing of Bruce D. Batkin, Daniel J. Cooperman and Simon J. Mildé, on behalf of each of them of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement and/or exhibit thereto) with respect to securities of Terra Income Fund 6, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, and further agree to the filing, furnishing and/or incorporation by reference of this Joint Filing Agreement as an exhibit thereto. This Joint Filing Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party. This Joint Filing Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement this 12th day of February, 2016.

Bruce D. Batkin

By:	/s/ Bruce D. Batkin
	Name:	Bruce D. Batkin
	Title:	Chief Executive Officer

Daniel J. Cooperman

By:	/s/ Daniel J. Cooperman
	Name:	Daniel J. Cooperman
	Title:	Chief Originations Officer

Simon J. Mildé

By:	/s/ Simon J. Mildé
	Name:	Simon J. Mildé
	Title:	Chairman of the Board of Directors